Execution Version

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

TERMINALING SERVICES AGREEMENT

Terminal and Location: 5501 Pennington Ave, Baltimore, Maryland 21226 (the “Terminal”)

This Terminaling Agreement (this “Agreement”) is made as of September 12, 2008 (the “Effective Date”), by and between Atlantic Terminalling, LLC, a Maryland Limited Liability Company ("Terminal Operator") and New Generation Biofuels Holdings, Inc., a Florida corporation ("Customer").

Customer’s Federal Employers Identification Number: To be provided by Customer prior to commencement of Terminal Services.

Terminal Operator Customer Code: To be provided by Terminal Operator prior to commencement of Terminal Services.

WITNESSETH:

I.
Terminal Operator and Customer are parties to that certain Agreement of Lease, dated as of the Effective Date (the ”Lease”). Capitalized terms used and not defined in this Agreement shall have the meanings given thereto in the Lease.

II.
On and subject to the terms and conditions set forth in the Lease, Terminal Operator will lease the Premises (including the Existing Improvements) to Customer for the conduct of Tenant’s Business, and provide to Customer the right to use, in common with the Landlord and other tenants on Landlord’s Property, the roadways, docks, rail tracks, pipe racks, interconnections and other common areas of Landlord’s Property (collectively the “Terminal”), and easement rights for the use of portions of Landlord’s Property, all for the purpose of developing and operating a biofuel production facility.

III.	Terminal Operator owns and operates certain terminaling facilities located on Landlord’s Property.

IV.
In the conduct of Tenant’s Business, Customer will, among other things, take delivery of animal and vegetable oils and other process inputs (collectively “Raw Materials”) and produce several blends of biofuel (collectively, “Products” and, together with Raw Materials, “Commodities”). It is anticipated that Raw Materials will be delivered to the Premises, and that Products will be shipped from the Premises by third party service providers (“Carriers”) using trucks, rail cars and marine vessels (collectively, “Vessels”).

V.	Terminal Operator and Customer now wish to set forth the terms and conditions upon which Terminal Operator will perform terminaling and other services for Customer within the Landlord’s Property.

For and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are here by acknowledged, the parties hereto agree as follows:

Customer Name
Agreement No. TBD

1. TERMINALING FACILITIES; TERMINALING SERVICES; TERM AND CHARGES.

A.	Scope of Terminaling Services.

(1) Tanks. Terminal Operator will provide the Terminaling Services (as defined below) to Customer with respect to the following storage tank or tanks which have been leased to Customer pursuant to the Lease (the “Existing Tanks”):

Tank Number	Approximate Shell Capacity	Commodity to be Stored
T108	100,000 Gallons	Biofuels
T200	750,000 Gallons	Biofuels
T201	750,000 Gallons	Biofuels
T202	750,000 Gallons	Biofuels
T203	1,800,000 Gallons	Biofuels
T204	1,800,000 Gallons	Biofuels

and such additional tanks as Customer shall construct on the Premises in accordance with the Lease (each, an “Additional Tank” and together with the Existing Tanks, the “Tanks”).

(2)  Services. Terminal Operator will provide the following terminaling services to Customer (collectively, the “Terminaling Services”):

(a) Receipt. Receipt of Vessels bearing Raw Materials at Terminal Operator’s delivery facilities located within Landlord’s Property;

(b) Unloading. Unloading of Raw Materials from Vessels, provided that Terminal Operator shall not unload Raw Materials from trucks;

(c) Transfer. Transfer of Raw Materials from points of receipt to Customer’s storage tanks within the Premises, and transfer of Products from Customer’s finish tanks within the Premises to load-out areas within Landlord’s Property, provided that Terminal Operator shall not be responsible for transfers of Raw Materials from trucks and all transfers shall be through gauges, hoses and pipes provided or refurbished by Customer, and Terminal Operator assumes no responsibility for the repair, maintenance or replacement thereof ; and

(d)  Loading. Loading of Products into Vessels at load-out areas within Landlord’s Property.

(3) Terminaling Facilities. Terminal Operator represents and warrants to Customer as follows with respect to the terminaling facilities located on the Landlord’s Property (collectively, the “Terminaling Facilities”):

(a) Rail Facilities. Customer will be provided a location, in common with other users of the Terminal to place four (4) tank cars at a time for loading and unloading. Terminal Operator shall use commercially reasonable efforts to locate and develop a sidetrack for exclusive use by Customer, which will have capacity to hold four (4) tank cars at a time for loading and unloading.

Customer Name
Agreement No. TBD

(b)  Truck Facilities. Truck facilities consist of two shared positions on the existing loading rack located adjacent to Customer’s Tanks.  Customer shall be permitted to connect to existing loading/metering system used for ethanol.  The automated system has the ability to accommodate Customer supplied loading arms, and track gallons loaded on trucks. Customer directed trucks/authorized drivers shall be logged in by Terminal Operator’s security, and scaled in and out, at the guard gate.  Capacity and load speed shall be determined by Customer’s equipment sizing.  Terminal Operator anticipates adding another lane as needed to support Customer’s requirements under this Agreement.

(c) Dockside Facilities. Dockside facilities consist of two barge docks located along the south end of the Terminal.  Docks to be staffed by Terminal Operator.  Customer shall refurbish and expand existing asphalt pipeline that runs along the waterfront to load and unload products from vessels. Loading speeds shall depend on pump/pipe sizing.

(4) Standard of Care. Terminal Operator represents and warrants that it shall perform the Terminaling Services, and any other services to be performed by it under this Agreement, in a professional and in a prompt and workmanlike manner, in accordance with this Agreement, all applicable laws and all governmental permits applicable to Terminal Operator.

B.
Term of Agreement. This Agreement shall be effective upon the Effective Date. The term of this Agreement shall run concurrently with the Lease, and this Agreement shall terminate simultaneously with the expiration of the term of the Lease or any early termination thereof and shall be extended simultaneously with any validly exercised renewal option under the Lease.

C.	Terminal Operating Hours; Scheduling; Minimum and Maximum Throughput; Maximum Wait Times.

(1)  Operating Hours. The Terminal will be available to Customer 24 hours a day, 7 days a week; Terminaling Services will be available of 8:00 AM to 4:00 PM, Monday to Friday, excluding holidays (“Regular Terminal Hours”), and Terminal Operator shall use commercially reasonable efforts to provide Terminalling Services outside of Regular Terminal Hours, when requested by Customer, which Terminalling Services shall be provided at an overtime rate as set forth below (except that no overtime charge will be applied to the loading and unloading of marine Vessels outside of Regular Terminal Hours).

(2) Scheduling of Terminaling Services. Customer shall provide Terminal Operator with prior notice of its need for Terminaling Services within a reasonable time after Customer is advised that Vessels are scheduled for arrival at the Terminal.

(3) Maximum Wait Times. Terminal Operator represents and warrants that, in order to minimize demurrage and wait time charges by Customer’s Carriers, it shall provide the Terminaling Services within the following maximum wait time limitations (“Maximum Wait Times”):

Customer Name
Agreement No. TBD

(a)
Rail Cars. Terminal Operator will notify CSX that it is ready to take delivery of Customer’s rail cars within 48 hours after notice from Customer or CSX that Customer’s rail car(s) are at the CSX yard in Baltimore, and Terminal Operator will commence to unload rail cars before the end of the next business day after notice to proceed from Customer under Section 3B(1) hereof. Terminal Operator will commence to load rail cars prior to end of the next business day after the later of arrival of the rail car at the Terminal or receipt of loading instructions from the Customer.

(b)	Trucks. Trucks will have access to the Terminal on a 24 hour - 7 day a week basis to access the loading rack provided by Terminal Operator and any unloading facilities provided by Customer.

(c)
Marine Vessels. Marine Vessels will be loaded and unloaded on a first come, first serve basis; provided that once a marine Vessels is slotted in a berth at the Terminal, Terminal Operator will unload such marine Vessel as soon as reasonably practicable.

Terminal Operator shall not be responsible for any demurrage, wait time or similar charges incurred by Customer, unless Terminal Operator’s fails to provide the Terminaling Services in accordance with this Section 1(C), without any force majeure conditions or fault by Customer, its agents, employees or contractors.

(4) Maximum Throughput. Terminal Operator represents that it shall make the facilities that are part of the Terminal, including truck loading racks, and the rail and dock facilities and shall provide Terminaling Services to accommodate a throughput capacity of 4,167,000 gallons of Product per month.

D. Charges.

Customer shall pay to Terminal Operator the fees determined in accordance with this Section 1(D). All such fees for in and out Terminaling Services shall be calculated on the basis of Product volumes delivered from the Terminal as established by meters provided Customer for outbound trains and marine Vessels and by Terminal Operator’s scales for trucks.

(1)
Throughput Charge. Subject to the minimums set forth in Section 1(D)(2), Customer will pay a throughput charge of $[***]/Gallon for each Gallon of Product measured or metered (the “Throughput Charge”).

(2)
Minimum Throughput Charge. From and after the Effective Date, regardless of actual volumes of Product measured or metered, Customer shall pay the following minimum monthly Throughput Charge for the first [***] Gallons of Product (the “Minimum Throughput Charge”):

Customer Name
Agreement No. TBD

(a) Months 1 through 6: $7,802.00;

(b) Months 7 through 12: $12,118.00; and

(c) Month 13 and following: $16,600.00.

For clarity, volumes of Product in excess of [***] Gallons in any month shall be assessed at the Throughput Charge.

(3)
After Hours Charge. For Terminaling Services consisting of the unloading of rail cars outside of Regular Terminal Hours, Customer shall be charged $100.00 per hour with a minimum of four (4) hours per overtime operation unless the overtime hours are immediately before or after the Regular Terminal Hours, in which case no minimum shall apply. This charge is in addition to the Minimum Throughput Charge.

(4)
Railroad Charges. Except as otherwise specifically provided herein, Customer shall directly pay for or, if paid by Terminal Operator, reimburse Terminal Operator promptly for, any charges (including but not limited to fuel and maintenance expenses) assessed by any railroad serving the Terminal against rail cars or locomotives used by Customer, whether invoiced directly to the Customer or invoiced to Terminal Operator. Notwithstanding the foregoing sentence, Customer shall not bill out Customer’s rail cars or locomotives with Terminal Operator as the consignee, and Customer shall use its reasonable efforts to ensure that the railroad does not in any way list Terminal Operator as the consignee or otherwise as a responsible party for such rail cars.

(5)
Additional Services. For any service or function not specifically provided for in this Agreement, requested by Customer and agreed to and provided by Terminal Operator (any such services, “Additional Services”), there shall be a charge to Customer equal to the sum of (a) the cost of Terminal Operator’s labor used on such services, at a rate of either (i) $50 per hour of labor involved, if such work is performed during Regular Terminal Hours, and (ii) $75 per hour of labor involved, if such work is performed outside of Regular Terminal Hours; plus (b) (i) any actual cost incurred directly by Terminal Operator for materials and equipment used for such additional  work (as established by competent evidence reasonably acceptable to Customer) plus (ii) 10% of such sum; plus (c) the actual cost incurred by Terminal Operator for arms-length contracted services (as established by competent evidence reasonably acceptable to Customer), if any, plus 10% of said sum.

(6)
Laboratory Fees and Service. At Customer's request, and if agreed to by Terminal Operator, Terminal Operator shall provide sampling and testing services for Raw Materials and Products at the Terminal under this Agreement. There shall be a charge for each sampling and testing procedure performed to be agreed upon by Terminal Operator and Customer prior to commencement of such services. If Terminal Operator contracts with another party to perform laboratory services, all fees shall be billed by Terminal Operator to Customer at Terminal Operator's cost plus 10%. Terminal Operator's liability for sampling and testing services is limited to the charge for the service provided.

Customer Name
Agreement No. TBD

(7)
Escalation. All charges as set forth in this Section (D) (excluding any charges for costs passed through to Customer) shall escalate on the first anniversary of the Effective Date and each subsequent anniversary thereof by 3%.

E.	Address for Notice.

Terminal Operator:	5501 Pennington Avenue
Baltimore, MD 21226

Customer:	1000 Primera Blvd., Suite 3130
Lake Mary , FL 32746

2.	TANK OPERATIONS

A.	Existing Tank Use. Except as provided for herein, the Existing Tanks shall be used by Customer only for the storage of Commodities.

B.
Prohibited Commodities. Customer shall not arrange for delivery to the Terminal of, and Terminal Operator shall be required to provide Terminaling Services for, any Commodities which (a) may not lawfully be stored in the Tanks, including, but not limited to, Raw Materials with vapor pressures which exceed the limitations imposed by any law, permit, or Regulation, or (d) do not match, in all material respects, the specifications for the Commodity that Customer provides to Terminal Operator in advance of such Commodity’s delivery to the Terminal.

C.	Removal of Commodities and Waste.

(1)
Vessel Waste. If waste is tendered from marine Vessels as required by any MARPOL Annex, or similar regulations or the U.S. Coast Guard, Customer shall arrange, or authorize a representative of its Carrier to arrange on Customer's behalf, for disposal of all such waste in accordance with law using a qualified third party service provider (which service provider shall be subject to approval by Terminal Operator, acting reasonably). If Customer or its authorized Carrier representative refuses to arrange for the removal of such waste, Terminal Operator will arrange for the removal and disposal of such waste in accordance with law and Customer shall reimburse Terminal Operator for the reasonable costs of receiving, handling, storing, and shipping such waste incurred by Terminal Operator (as demonstrated by competent evidence reasonably acceptable to Customer) and the costs for the proper disposal of such waste in accordance with the rates for Additional Services.

Customer Name
Agreement No. TBD

(2)
Flushings and Samples. The quantity of all Commodities used as flushing materials or samples in connection with operations conducted by Terminal Operator for Customer shall not constitute losses for which Terminal Operator is liable to Customer. If such flushing materials or samples can be recovered by Terminal Operator, they shall be loaded into drums or other receptacles either provided by Customer or secured by Terminal Operator at Customer's cost and expense in accordance with the rates for Additional Services. All such flushing materials or samples shall be the property of Customer and Terminal Operator shall remove and dispose of such flushing materials or samples at the expense of Customer, within thirty (30) days from the date of each flushing or from the last day of the applicable sample retention period.

D.
Tank Inner Lining. If it is agreed by Customer and Terminal Operator that a Tank inner lining is required to protect the Commodity or the Tank or both, the direct and indirect costs of installing, maintaining, and repairing such lining and its removal, if such removal is reasonably required by Terminal Operator upon termination of this Agreement, shall be paid for by Customer in accordance with the rates for Additional Services.

E.
Damage or Destruction. If any Existing Tank is damaged or destroyed by fire or other casualty and as a result thereof, Customer has less than 2,000,000 gallons of available Tank storage, the Minimum Throughput Charge, together with Terminal Operator's requirement to handle the volume of Commodity in consideration of said Minimum Throughput Charge as set forth above, shall be reduced by an amount equal to the percentage of total capacity below 2,000,000 gallons. This abatement shall continue so long as such damaged or destroyed Tank is not repaired and ready for service. Nothing in this Section 2(F) shall reduce Tenant’s obligation to repair or replace any Existing Tank or other improvement following a casualty loss.

As long as Customer has 2,000,000 gallons of Tank storage, the Minimum Throughput Charge and Throughput Charge shall not be effected by fire or other casualty.

Customer Name
Agreement No. TBD

3.	RECEIPTS, DELIVERIES, INSPECTION CUSTODY TRANSFER AND REPORTS

A.
General. Except as otherwise specifically provided herein, the Terminaling Services shall include traffic management, receipt, handling and discharge for all Commodities into and out of the Terminal. Terminal Operator shall provide personnel and facilities necessary to perform such traffic management and handling in accordance with the Agreement. All receipt and deliveries of Commodities shall be coordinated with Customer, and Terminal Operator shall be responsible only to receive or discharge the Commodities at its designated dock lines or other Terminal lines from or to those Vessels In particular, all receipts of any Commodities from marine tanker, barge, tank truck, tank car [or pipeline] shall be arranged for and provided by Customer. Except as otherwise specifically provided herein, Terminal Operator shall provide all labor required to receive and secure Vessels, make all connections with Vessels, handle all Commodities to and from Vessels, verify Vessels have been properly sealed after loading and prepare and exchange all customary receipts and shipping tickets. AS  TERMINAL OPERATOR IS ONLY PROVIDING SERVICES TO ASSIST CUSTOMER IN TRANSPORTING COMMODITY BETWEEN COMMON CARRIER VESSELS AND CUSTOMER’S TANKS THROUGH FLANGES, PIPELINES, HOSES AND PUMPS PROVIDED BY CUSTOMER, TERMINAL OPERATOR ASSUMES NO RESPONSIBILITY FOR THE RAW MATERIALS AND/OR PRODUCT AT ANY TIME.

Unless otherwise agreed to, Terminal Operator agrees to furnish only inbound and outbound reports upon receipt or delivery and monthly stock reports as to the quantity received, handled on Terminal Operator's reporting forms and to prepare bills of lading as required.

B.	INSPECTION.

(1)
Receipts. For each Vessel (other than trucks) delivering Raw Materials to the Terminal, Terminal Operator shall provide samples to Customer for analysis. Terminal Operator shall not unload a Vessel until directed by Customer.

(2)
Load-Out. Prior to loading any rail car with Product, Terminal Operator shall visually inspect such rail car for residue and damage. Terminal Operator shall notify Customer promptly of any residue or damage, which is visually observed and shall not load any such rail car without further direction from Customer. Terminal Operator’s responsibility under this paragraph shall be limited to those conditions which could reasonably be observed by a visual inspection of the rail car, without entering the rail car. With respect to other Vessels, Terminal Operator shall notify Customer promptly of any contamination or damage, which Terminal Operator observes with respect to any Vessel, and shall not load a Vessel on which it observes contamination or damage without further direction from Customer. Notwithstanding the foregoing, other than rail cars, Terminal Operator shall have no obligation to physically inspect Vessels for contamination or damage, and shall not be liable for failing to observe any contamination or damage.

C.	Metering; Reports.

(1)
All metering of Commodities for purposes of determining receipts, throughput, inventory, losses and other matters under this Agreement shall be done by meters or gauges to be installed, owned and maintained by Customer and operated by Terminal Operator, except Terminal Operator shall supply the scales to be used . Customer shall inspect all such meters and gauges at least annually to ensure that they remain in good working order. Customer shall obtain Terminal Operator’s approval of all such meters and gauges prior to installation thereof, which approval shall not be unreasonably withheld. Terminal Operator also shall have the right inspect the meters and gauges from time to time, and if Terminal Operator determines that the meters and gauges are not working properly, it shall provide written notice to Customer, who shall immediately make all necessary repairs and replacements.

Customer Name
Agreement No. TBD

(2)
Daily, prior to 12 pm, Terminal Operator shall provide a written report to Customer, in substantially the form of Exhibit B, detailing (as of the close of business on the immediately prior day) the matters outlined therein.

(3)	In addition, Terminal Operator shall provide Inbound/Outbound Scale Tickets for each truck received and loaded or unloaded on the immediately prior day.

Without limitation to Terminal Operator’s obligations under this Section 3, Customer shall be entitled to have one or more representatives present during the performance of all inspection, loading and unloading activities by Terminal Operator.

4.	PAYMENTS

A.
Prepaid Charges. Customer agrees to pay Terminal Operator the Minimum Throughput Charge prior to the first day of each month in which Terminaling Services will be provided (regardless of when an invoice for such prepaid fees, expenses, and charges is delivered to Customer).

B.
Other Invoiced Charges. Customer also agrees to pay Terminal Operator for all other fees, expenses, and charges for Terminaling Services or Additional Services specified in this Agreement. Such fees incurred in any month shall invoiced by Terminal Operator to Customer after the end of the month in which the fees are incurred and such invoice shall be due within fifteen (15) days after it is submitted.

C.
Payment. If any payment required under this Agreement is not paid when due, it shall bear interest at the rate of 1.0% per month for each month or portion of a month thereafter during which such overdue amount remains unpaid. All payments shall be made to Terminal Operator mailed to the designated address on the invoice. Customer shall identify by number the Terminal Operator invoices being paid on the check stub. Acceptance by Terminal Operator of any payment from Customer for any charge or service at any time shall not be deemed a renewal of this Agreement or waiver by Terminal Operator of any default by Customer hereunder. Customer agrees that Terminal Operator will be entitled to suspend the performance of any services as provided for in this Agreement if Customer fails to pay invoices when due. In the event Customer disputes any portion of an invoice, Customer shall promptly notify Terminal Operator in writing of the disputed portion and pay the undisputed portion according to the terms of this paragraph.

D.
Additional Security. If, at any time throughout the term of this Agreement, Terminal Operator determines in its sole good faith discretion, that Customer’s credit rating has materially worsened, Customer shall provide, at Terminal Operator’s request, additional security for its performance hereunder in form and amount reasonably satisfactory to Terminal Operator. The form of such additional security may include, but need not be limited to the prepayment of charges hereunder, or the posting of a letter of credit or bond securing Customer’s payment hereunder.

Customer Name
Agreement No. TBD

5.	MARINE TRAFFIC

A.
General. Customer shall notify Terminal Operator in writing at least Seventy Two (72) hours in advance of the arrival of any marine tanker or barge. Notwithstanding such advance notice, marine tankers or barges shall be handled on a first come-first served basis, unless otherwise dictated by local practice; provided, however, that marine tankers may, at Terminal Operator’s discretion, have preference over barges prior to berthing where the facility is common to both. If any marine tanker or barge fails to vacate any Terminal Operator dock upon completion of receipt or discharge of Customer's Commodities or when otherwise ordered to do so by Terminal Operator, in its sole discretion, then Customer shall be responsible for the costs incurred by other vessels which otherwise would be occupying said Terminal Operator dock but for failure of Vessel supplied by Customer to vacate same.

B.
Demurrage. Terminal Operator shall not be responsible for any loss, damage, demurrage, or expense due to delay in loading or unloading of Customer’s Commodities, except to the extent resulting soley from Terminal Operator’s failure to perform in accordance with this Agreement, without a Force Majeure Event, any fault by Customer, its employees, agents or contractors or from the gross negligence or willful misconduct of Terminal Operator or any other person or entity for whom Terminal Operator is legally responsible and Terminal Operator shall indemnify, defend and hold Customer harmless from all costs and actions in respect thereof.

C.
Third Party Access. Customer agrees that access to the Terminal by (1) marine tankers, barges, tank trucks and tank cars owned by Customer’s Carriers or (2) any party seeking access to the Terminal on Customer’s behalf who is not an employee of Customer (both (1) and (2) hereinafter referred to as a "Third Party" or "Third Parties") on behalf of Customer may, in the sole discretion of Terminal Operator, be conditioned upon prior execution of an access agreement between Terminal Operator and the Third Party in a commercially reasonable form; provided that the foregoing shall not apply to Customer’s own employees. Customer agrees (i) to assist Terminal Operator in obtaining execution of such access agreements from Third Parties, (ii) to indemnify Terminal Operator for any claims, losses, suits, liabilities and expenses caused by the Third Party; and (iii) to ensure that such Third Parties maintain insurance at levels similar to those maintained by similar responsible companies in similar industries.

Customer Name
Agreement No. TBD

6.	TAXES AND ASSESSMENTS

A.
General. Customer agrees to pay all taxes and assessments that may be assessed by any governmental authority against any Commodity, waste, or other property of Customer or against Terminal Operator (except for income, franchise and real estate taxes) with respect to the receiving, storing, handling, shipping or disposing of any Commodity, Waste or property of Customer, except to the extent resulting from Terminal Operator’s failure to perform in accordance with this Agreement or from the negligence, gross negligence or willful misconduct of Terminal Operator or any other person or entity for whom Terminal Operator is legally responsible and Terminal Operator shall indemnify, defend and hold Customer harmless from all costs and actions in respect thereof. Customer further agrees to pay any existing or newly created or undisclosed tax in the form of a so-called "value added" tax, sales tax, rent tax, excise tax, service charge or similar tax assessment assessed on the sale or purchase of any Commodity or any service provided hereunder. In addition, Customer shall pay its direct costs or pro rata share of any inventory or use tax or so-called spill tax, pollution control tax or emission fee which may be assessed against the Terminal, any Commodity, any Waste, the Minimum Throughput Charge, other charges hereunder or against the service to be performed by Terminal Operator hereunder, except to the extent resulting from Terminal Operator’s failure to perform in accordance with this Agreement or from the gross negligence or willful misconduct of Terminal Operator or any other person or entity for whom Terminal Operator is legally responsible and Terminal Operator shall indemnify, defend and hold Customer harmless from all costs and actions in respect thereof.

B.
Excise Tax. When applicable, Customer agrees to supply Terminal Operator with a completed signed original Notification Certificate of Gasoline and Diesel Fuel Registrant as required by the Internal Revenue Service's excise tax regulations. Customer further agrees to comply with all applicable laws or regulations and reasonable industry standards with respect to such excise taxes.

7.	INSURANCE

Terminal Operator does not and shall not insure Customer's Commodity or property, nor property of others. Insurance, if desired by Customer or Customer's contractors, shall be carried by Customer or its contractors at their own expense. If Customer carries any insurance on the Commodities, Customer's insurance carrier shall endorse the policies to waive subrogation against Terminal Operator. Copies of such endorsements shall be furnished to Terminal Operator upon request.

Customer Name
Agreement No. TBD

8.	FORCE MAJEURE EVENT

A.
Force Majeure Event. Neither party shall be liable for any delay in performance or nonperformance of any obligation under this Agreement, to the extent caused in whole or in part by (and for the duration of) any cause or event, arising after the Effective Date, that is not within the reasonable control of said party (each, a “Force Majeure Event”), including, without limitation, the following: war, blockade, revolution, insurrection, riot, act of terrorism, public disorder or acts of emergency; expropriation, requisition, confiscation or nationalization; embargoes or sanctions; closings or accidents to harbors, docks, canals or other assistances to or adjuncts of the shipping or transportation industry; rationing or allocation, at the request or insistence of any governmental authority; action or inaction of any governmental authority; fire; flood; earthquake; volcano; tide, tidal wave or perils of the sea; abnormally severe weather conditions; lightning strikes; an epidemic or quarantine at the Terminal; acts of God; or strikes, work protests or stoppages; provided, however, that the following events, matters or things shall not constitute a Force Majeure Event: (a) the absence of sufficient financial means to perform obligations or the failure to make payments in accordance with this Agreement; (b) mechanical, electrical or control system or component failures, unless caused by a Force Majeure Event; (c) storms and other climatic or weather conditions other than abnormally severe weather conditions; (d) the unavailability of equipment and materials, unless itself caused by a Force Majeure Event; and (e) any labor disturbance affecting a party, to the extent that such labor disturbance involves direct employees of such party, unless such labor disturbance involving direct employees is part of a national or regional labor dispute among a common union or labor organization; and further provided that, subject to Section 2.E hereof, a Force Majeure Event shall not excuse any payment obligation under this Agreement, unless as a result thereof Terminal Operator is unable to provide a material portion of the Terminaling Services so as to prevent Customer from receiving or delivering Commodities, and then such payment shall be excused only to the extent that such payment is not covered by business interruption insurance carried by Customer. In the event of a Force Majeure Event that limits a particular mode of transportation of Commodities, Customer shall reasonably cooperate to use other modes of transportation for which Terminal Services are then available at the Terminal until the Force Majeure Event can be remedied.

B.
Responsibilities of the Affected Party. The party asserting a Force Majeure Event shall (i) promptly notify the other party in writing of such Force Majeure Event and its cause, and in all cases within no more than five (5) days of such party obtaining knowledge of the occurrence thereof, which notice shall estimate the expected duration of the Force Majeure Event, its probable impact on the performance of the affected party and any actions to be taken by the affected party to avoid or minimize the effect upon the performance of such Party’s obligations; (ii) promptly and regularly (for the duration of the event) supply such available information about the Force Majeure Event and its cause as may be reasonably requested by the other party and (iii) for so long as the Force Majeure Event continues, exercise its commercially reasonable efforts to eliminate or mitigate the disabling effects of such Force Majeure Event. If the affected party fails to perform its responsibilities under this Section 8(B), it shall be deemed to have waived its rights provided under this Section 8(A) and its related rights at law or in equity.

C.
Limitations. For any Force Majeure event affecting a party: (a) the suspension of performance shall be of no greater scope with respect to the obligation or work affected thereby and of no longer duration than is reasonably required by the Force Majeure Event; (b) no liability of either party which arose before the occurrence of the event causing the suspension of performance shall be excused as a result of the occurrence; and (c) when the affected Party is able to resume performance of the affected obligations under this Agreement, the affected party shall give the other party written notice to that effect, and the affected party shall promptly resume its performance under this Agreement.

D.
Burden of Proof. In the case of a dispute, the burden of proof as to whether a Force Majeure Event has occurred and whether such Force Majeure Event excuses a party from any particular obligation under this Section 8 shall be upon the party claiming such impact.

Customer Name
Agreement No. TBD

E.
Termination for Force Majeure. If a Force Majeure Event prevents the performance of a material obligation by either party and continues, uninterrupted for one (1) year or more, either party shall have the right to terminate this Agreement without liability; provided that each party’s rights and liabilities arising prior to the date of such.

9.	INDEMNITY.

A.
By Terminal Operator. Except as provided in paragraph 10, Terminal Operator shall indemnify, defend and hold Customer harmless from and against all claims, demands, losses, fines, penalties, expenses (including reasonable attorneys fees) costs, suits, and liabilities (collectively “Claims”) caused by or resulting from gross negligence or intentional misconduct on the part of Terminal Operator, its employees, agents, or contractors (the “Terminal Operator Indemnitees”) to the extent arising from or related to this Agreement.

B.
By Customer. Customer shall indemnify and hold Terminal Operator harmless from and against all Claims, caused by or resulting from (i) negligent or intentional wrongful acts or omissions on the part of Customer, its employees, agents or contractors (including, but not limited to, any contractors transporting Commodities to or from the Terminal) in the performance of this Agreement, (ii) any breach of this Agreement by Customer; and (iii) to the extent not caused by the negligent or wrongful acts or omissions of Terminal Operator, its employees, agents or contractors, any exposure to the Commodity. Terminal Operator shall in no event be liable for Claims arising from loss of or damage to any Commodity or property of Customer except when and to the extent caused by the negligent or intentional wrongful acts or omissions of Terminal Operator or its employees, agents, or contractors; provided, however, that Terminal Operator shall not be liable for any such loss or damage to the extent that such Claim is covered by Customer’s insurance.

Notwithstanding anything contained herein to the contrary, to the extent that Customer’s Commodities include Commodities owned by Customer’s affiliates or customers of Customer or its affiliates, Customer shall indemnify and hold Terminal Operator and its officers, directors, employees and agents harmless from and against all Claims by Customer’s affiliates or customers of Customer or its affiliates to the extent that such Claims or any recovery in connection with such Claims would not have been available to Customer hereunder had Customer owned the relevant Commodities.

Customer Name
Agreement No. TBD

C.
Apportionment of Claims. In the event it is determined by a finder of fact of competent jurisdiction that any Claim for which Terminal Operator seeks indemnity pursuant to this Section 10 is caused in whole or in part by the concurrent negligence, gross negligence or intentional misconduct of any Terminal Operator Indemnitee, then the obligation of Customer to indemnify Terminal Operator under this Section 9 shall be reduced by the comparative fault apportioned to such Terminal Operator Indemnitee by the finder of fact. In the event it is determined by a finder of fact of competent jurisdiction that any Claim for which Customer seeks indemnity pursuant to this Section 9 is caused in whole or in part by the concurrent negligence, gross negligence or intentional misconduct of any Customer Indemnitee, then the obligation of Terminal Operator to indemnify Customer under this Section 9 shall be reduced by the comparative fault apportioned to such Customer Indemnitee by the finder of fact.

D.
Claims Covered by Insurance. Neither party shall be liable under this Section 9 for any Claim covered by the other party’s fire and casualty insurance, and each party shall cause its insurer to include a waiver of subrogation in each such policy.]

10.	LIMITATION OF LIABILITY

A.
Limitations on Customer Losses. Unless specifically set forth elsewhere in this Agreement, Terminal Operator shall in no event be liable for evaporation, shrinkage, clingage, or discoloration of a Commodity. In consideration of the charges set forth in Section 1.D. above (it being recognized that higher charges would be made but for the limitation of liability set forth in this paragraph), it is understood and agreed that in the event of loss or damage to Commodities for which Terminal Operator is liable in accordance with this Agreement, Terminal Operator shall not be liable to Customer for more than the lesser of: (i) the actual cost to Customer to replace any lost or damaged Raw Materials (including transportation to the Terminal), less salvage value of any saleable Raw Materials, (ii) the actual cost to Customer to manufacture a replacement for any Products lost or damages (including the associated costs of Raw Materials and transportation of such Raw Materials to the Terminal), or (iii) the following specified limits (y) $2/gallon for vegetable oil, Product and ethanol and (z) $6/gallon for butanol and glycol. Notwithstanding the above, Terminal Operator shall in no event be responsible for chemical deterioration of Commodity resulting from the stagnant storage of Commodity by Customer. Terminal Operator shall have no liability to Customer unless a written claim is delivered to Terminal Operator by Customer within two (2) months after Terminal Operator reports the alleged loss to the Customer or the Customer discovers the alleged loss, whichever is earlier. Customer shall make no deductions from the undisputed portion of any invoice presented by Terminal Operator pending the resolution of any claim.

B.
No Indirect Damages. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, EQUITY, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF DAMAGES.

C.
Limitation of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THERE ARE NO GUARANTEES OR WARRANTIES OF ANY KIND MADE OR GIVEN BY EITHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, AND EACH PARTY HEREBY DISCLAIMS ALL SUCH WARRANTIES.

Customer Name
Agreement No. TBD

D.
Overall Limitation on Terminal Operator’s Liability. Notwithstanding anything herein to the contrary, Terminal Operator’s liability for activities taken in connection with this Agreement, whether such liabilities arise under contract, indemnity, tort, or any other legal theory, shall in no event exceed an amount equal to the greater of the aggregate fees and other charges collected by Terminal Operator under this Agreement during the year in which the liabilities arose, or the amount available under any insurance policy maintained by Terminal Operator providing coverage for such liability.

E.
Exclusive Remedy. Customer agrees that the remedies provided in this Agreement shall be, subject to the limitations set forth in paragraph 10, its sole and exclusive remedy for claims related to the activities undertaken in connection with this Agreement and Customer hereby waives any rights it may have to bring any additional causes of action against Terminal Operator.

11.	COMMODITY INFORMATION, MATERIAL SAFETY DATA SHEETS AND DOCUMENTATION

A.
General. Customer agrees to execute in its name, pay for and furnish to Terminal Operator at the Terminal all information, material safety data sheets, certificates of analysis, documents, labels, placards, containers and other materials and data which may be required by laws or regulations of any governmental authority relating to the describing, packaging, receiving, storing, handling, shipping or disposing of any Commodities to or from the Terminal, together with detailed written instructions as to their use and disposition. Customer agrees to notify Terminal Operator of any changes in any of the information or materials identified above and to supply revised information or materials. Customer agrees that Terminal Operator may report to any governmental or regulatory body as required by applicable laws and regulations, in regard to Commodities and activities of Customer, and Customer agrees to provide such information to Terminal Operator as necessary, in Terminal Operator's opinion, to comply with such laws and regulations.

B.
Right to Know. Terminal Operator may have an obligation to furnish Raw Material names and constituents to governmental authorities and employees or others handling or exposed to the Raw Materials in connection with Right to Know, worker exposure, or similar laws and regulations. Terminal Operator may also have an obligation under applicable laws and regulations to furnish this information to the general public. Customer agrees to furnish the common or chemical name of all Raw Materials and their constituents to Terminal Operator prior to Customer's Raw Materials entering the Terminal so that Terminal Operator can comply with such laws and regulations. Customer shall have the responsibility for filing and pursuing any exemption from disclosure pursuant to such laws and regulations which Customer may desire.

Customer Name
Agreement No. TBD

12.	REGULATORY COMPLIANCE

Governmental or regulatory bodies may cause Terminal Operator to incur additional cost or expense to comply with applicable laws and regulations in the performance of Terminaling Services under this Agreement, including but not limited to costs or expenses relating to (1) making additions or modifications to facilities at the Terminal, (2) changing methods of operation to comply with laws and regulations, (3) implementing testing or verification programs, (4) implementing the conditions of any permit necessary to operate the Terminal, (5) preventing, reducing, controlling or monitoring any emission, exposure or discharge into the environment, or (6) paying additional fees, taxes or assessments which may be assessed against the Terminal, any Commodity, the handling charges, other charges hereunder, or against the services provided under this Agreement (costs and expenses arising from such requirements are hereinafter referred to as "Compliance Costs"). Compliance Costs shall include the actual or pro rata cost of additional expense, changes or additions (including engineering and overhead expense) and subsequent direct and indirect costs, as may be escalated, of operating and maintaining such changes or additions, including the cost of changes in staffing for operations at the Terminal. If Terminal Operator is required to expend increased Compliance Costs, Terminal Operator shall notify Customer of the Compliance Costs, including a request that Customer reimburse Terminal Operator for a pro rata portion of such Compliance Costs determined as the percentage of the increase in Compliance Costs equivalent to the percentage that Customer’s volumes of Product bear to all other volumes of material for which Terminal Operator provides terminaling services at the Terminal and to which the Compliance Costs apply at the time of such increase, and Customer may elect to pay such pro rata amount or notify Terminal Operator of its election not to pay such pro rata amount. If Customer elects not to pay its pro rata amount of increased Compliance Costs or fails to respond to Terminal Operator’s notice within thirty (30) days of its receipt thereof, then Terminal Operator shall have the right to terminate those elements of the Terminaling Services affected by the increase in Compliance Costs by providing written notice thereof to Customer within a further thirty (30) days. If Customer elects to pay its pro rata portion of the increase in Compliance Costs, it shall pay its portion of such costs as invoiced by Terminal Operator.

13.	PUBLIC USE

If for any reason the Terminal or any of Terminal Operator’s facilities used in the performance of Terminaling Services becomes subject to regulation as a public utility or common carrier, then, and in that event, at the option of Terminal Operator and upon Customer's receipt of Terminal Operator's written notice, Terminal Operator may terminate this Agreement on the effective date of such action as to the affected Tanks or services; provided that Terminal Operator agrees to exhaust all reasonable objections to such regulation prior to exercising its right to terminate the Agreement pursuant to this Section 13.

14.	DEFAULT

The following shall be considered “Events of Default” of a party under this Agreement:

Customer Name
Agreement No. TBD

A.
Default in Payment. A party fails to pay any monies due hereunder within five (5) days of the date when due and such party has failed to cure such non-payment within a further three (3) days of its receipt of written notice of such non-payment from the other party;

B.
Other Material Default. Except as set forth in Section 15(a), a party fails to comply in any material respect with any terms or conditions of this Agreement applicable to it and such party has failed to cure such noncompliance within 30 days after receiving notice thereof from the other party, or where cure of such failure is not possible within such 30 day period, the party fails to commence cure of such failure within such 30 day period and to diligently and in good faith pursue such cure; provided that, notwithstanding diligent efforts to cure, it shall be an Event of Default if any such failure is not cured within one hundred eighty (180) days of the date on which performance was originally required;

C.
Voluntary Bankruptcy. A party or any person owning fifty percent or more of the voting securities or interests entitled to vote of such party (a "Controlling Person") commences a voluntary case as a debtor concerning such party or such Controlling Person under the United States Bankruptcy Code and its regulations as then in effect (the "Bankruptcy Code");

D.
Involuntary Bankruptcy. An involuntary case against a party or its Controlling Person is commenced under the Bankruptcy Code and relief is ordered against such party or its Controlling Person or the petition is not dismissed or stayed within sixty (60) days after the commencement of the case.

E.	Unauthorized Assignment. A party shall assign or transfer its rights or obligations under this Agreement, in whole or in part, in contravention of its rights under this Agreement.

If an Event of Default occurs and is continuing, then the non-defaulting party may terminate this Agreement and pursue any remedies available to it under this Agreement, at law, or in equity. Additionally, in the event of default by Customer, Customer shall pay to Terminal Operator liquidated damages equal to the net prevent value of the aggregate Minimum Throughput Charge that would otherwise be due between the effective date of termination and the end of the current term of the Lease (including any previously exercised renewal option) assuming a 25% discount rate, and such liquidated damages shall be Terminal Operator’s sole remedy. In the event of a default by Terminal Operator, Customer shall be permitted to use any facilities at the Terminal of Landlord or Terminal Operator required to perform the Terminaling Services itself or arrange for third parties to do so on its behalf.

15.	LIENS

Notwithstanding the passage of risk of loss, title to the Commodities shall at all times remain with Customer or its assignees. At all times to the extent permitted by law, Terminal Operator shall have all applicable statutory liens to which it is entitled as a matter of law. To the extent that the Commodities or other property of Customer are subject to a lien in connection with any indebtedness of Terminal Operator or otherwise arising by, through or under Terminal Operator, Terminal Operator shall cause such lien to be released or bonded within fifteen (15) days after receiving notice of such lien, and Terminal Operator shall indemnify save and hold harmless Customer from any liability or damage incurred in connection with such lien.

Customer Name
Agreement No. TBD

16.	ASSIGNMENT

This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of each of the parties hereto. This Agreement may only be assigned by Tenant in connection with a permitted assignment of the Lease.

17.	NOTICES

Notices to be given hereunder shall be deemed properly served on Customer when delivered in writing, either in person, by fax, express delivery, or certified mail to Customer at the address shown on page one and on Terminal Operator when so delivered to Terminal Operator at the address shown on page one or, in either case, at such other address as shall be specified in a notice meeting the requirements of this paragraph.

18.	CHANGE OF OWNERSHIP

Customer shall advise Terminal Operator in writing of any change in Commodity ownership while in the Terminal. If any of Customer's Commodity is sold, exchanged, or otherwise changes ownership while in the Terminal, Customer shall nonetheless be responsible for all charges and taxes for which Customer is made responsible under, and shall continue to be bound by the terms and conditions of, this Agreement, the same as if Commodity had not been sold, exchanged, or transferred by Customer.

19.	GENERAL

This Agreement, together with any and all exhibits hereto, constitutes the entire agreement between Terminal Operator and Customer and supersedes any and all statements, representations, terms, conditions or agreements made or given prior to or contemporaneous with this Agreement. This Agreement may not be amended, altered, or changed except by written agreement signed by both parties. The remedies herein provided for shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies available at law or in equity. The waiver by either party of any right of such party hereunder, at any time, shall not serve to waive any other such right nor shall such waiver operate as a waiver of the right so waived at any future date in connection with another default or a subsequent recurrence of the same default. This Agreement may be executed in counterparts, each of which shall constitute but one and the same agreement. The parties agree that facsimile copies of this Agreement shall be as valid as original copies hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, excluding any conflicts of laws rules thereof. Terminal Operator and Customer hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

Customer Name
Agreement No. TBD

20.	HEADINGS

The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not to be considered part of this Agreement and shall in no way affect the interpretation of any of the provisions of this Agreement.

21.	THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, there are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the parties and their permitted successors and permitted assigns.

22.	CONFIDENTIALITY

Each party agrees to hold in confidence, and not to disclose to third parties or use for any purpose other than performance of its obligations hereunder, all or any information (including the location and type of work performed hereunder) that is received or ascertained directly or indirectly, from the other party or its representatives in connection with this Agreement (“Information”).  Each party shall ensure that its employees, subcontractors and suppliers who may be exposed to Information comply with the confidentiality requirements of this Agreement. Nothing herein contained should preclude a party from providing information to any federal, state or local agency or agencies to the extent such party is required to do so by applicable laws, rules, codes or regulation of any federal, state or local agency or agencies; provided that the party subject to an obligation to disclose Information of the other party hereunder shall provide notice of such obligation to the other party prior to making such disclosure and shall afford such other party (at such other party’s sole cost) the opportunity to oppose, or seek a protective order or other remedy in connection with, such disclosure.

Neither party shall have confidentiality obligations with respect to Information that:

i.	is or becomes part of the public knowledge through no fault of such party or its representatives;

ii.	is received from a third-party without violation of any obligation of confidence to the disclosing party (as demonstrated by competent evidence);

iii.	is in such party’s possession prior to the Effective Date other than as the result of a disclosure by the other party in contemplation of this Contract (as demonstrated by competent evidence);

iv.	is independently developed by a party without use of or reference to the Information of the disclosing party (as demonstrated by competent evidence).

[Signatures follow.]

Customer Name
Agreement No. TBD

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the Effective Date.

Customer Name		Terminal Operator
New Generation Biofuels Holdings, Inc.		Atlantic Terminalling, LLC

BY:	/s/ David A. Gillespie	BY:	/s/ Steven J. Grebow

TITLE:	President	TITLE:	Managing Member

DATE:	September 11, 2008	DATE:	September 12, 2008

Customer Name
Agreement No. TBD

TERMINALING SERVICES AGREEMENT

Exhibit A

[Intentionally Deleted]

Customer Name
Agreement No. TBD

TERMINALING SERVICES AGREEMENT

Exhibit B

Form of Daily Terminal Report

Daily Terminal Report

Movements: showing gallons of through-put by transportation mode
Trucks: via meter or scale weights (converted gallons)
Outbound:	a) per BOL number
b) total outbound gallons
Inbound:	a) per receipt / ticket number
b) total inbound gallons
Rail: via tank gages (gross gallons)
Inbound:	a) per BOL /Railcar receipt/Railcar ID
b) Tank ID No. /gals via tank gage(s)
Marine: via tank gage, meter, barge strapping
Outbound/Inbound:	a) Vessel Name / Tank ID No./gallons via Gage or
b) Third party custody transfer